Exhibit 10.16

Solomon Technologies, Inc.

7375 Benedict Avenue

PO Box 314

Benedict, MD 20612

August 18, 2003

Dear Stockholder:

As a condition to Solomon Technologies, Inc. (the “Company”) filing a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Registration Statement”) and commencing a trading market in its securities, the undersigned stockholder hereby agrees not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a “Disposition”) any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into or exchangeable for shares of common stock (collectively, “Securities”), owned directly by the undersigned or with respect to which the undersigned has the power of disposition (whether individually or jointly, or for the undersigned’s own account, as a fiduciary or otherwise), determined as of the Effective Date (as defined herein) for a period of one (1) year from the date the Registration Statement is declared effective (“Effective Date”) by the SEC (“Lock-Up Period”).

Any of the restrictions in this agreement may be waived, in whole or in part, with the prior written consent of the Company. The undersigned agrees that the Company may issue “stop transfer” instructions to the transfer agent to enforce the provisions of this agreement and the certificates representing the Securities subject to this agreement may contain a restrictive legend describing the terms contained herein stating substantially the following:

“The securities evidenced by this certificate are subject to a Lock-Up Agreement dated August 8, 2003 between the holder of this certificate and Solomon Technologies, Inc., a copy of which is on file with Solomon Technologies, Inc. and may not be sold, conveyed, encumbered, hypothecated or otherwise transferred except with the prior written consent of Solomon Technologies, Inc”

The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities.

August 18, 2003

In the event that the Effective Date shall not have occurred on or before January 1, 2004, this Lock-Up Agreement shall be of no further force or effect.

Very truly yours, SOLOMON TECHNOLOGIES, INC.

By:

David E. Tether Chief Executive Officer

The undersigned stockholder agrees to the foregoing Lock-Up Agreement:

Signature

Name

PLEASE SIGN AND FAX THIS LETTER TO 301-274-0573,

ATTENTION: CYNTHIA

OR

MAIL IT IN THE ENCLOSED ENVELOPE.

YOUR PROMPT ATTENTION TO THIS MATTER IS APPRECIATED.